Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO TERM LOAN AGREEMENT

THIS SECOND AMENDMENT TO TERM LOAN AGREEMENT dated as of June 11, 2015 (this “Amendment”) is among GREEN PLAINS PROCESSING LLC (the “Borrower”), the Add-On Lenders (as defined below) and BNP PARIBAS, as administrative agent (the “Administrative Agent”).

WHEREAS, the Borrower, various financial institutions, the Administrative Agent and BMO Capital Markets and BNP Paribas Securities Corp., as joint lead arrangers and joint book runners (the “Arrangers”), are parties to a Term Loan Agreement dated as of June 10, 2014 (as previously amended, the “Loan Agreement”);

WHEREAS, the Borrower has requested an Incremental Term Loan (the “Add-On Loan”) to, among other things, refinance the existing debt of the ethanol plants located in Fairmont, MN; Lakota, IA; Obion, TN; Riga, MI; Superior, IA; and Wood River, NE;

WHEREAS, the Borrower, the Add-On Lenders and the Administrative Agent are entering into this amendment pursuant to Section 2.3 of the Loan Agreement and as permitted by Section 14.1 of the Loan Agreement to evidence and implement the Add-On Loan.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 Definitions. Capitalized terms used in this Amendment but not otherwise defined herein, shall have the same meanings given to them in the Agreement.

SECTION 2 Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 4, the Loan Agreement is amended as follows:

2.1 Amendments to Definitions. Section 1.1 is amended by amending the following definitions in their entirety to read as follows:

“Applicable Percentage” means an Initial Percentage or an Add-On Percentage as the context may require.

“Interest Period” means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as a Eurodollar Loan and ending on the date one, three or six months thereafter, and only with respect to the first four weeks after the Effective Date or the First Amendment Effective Date, seven days thereafter, as selected by the Borrower pursuant to Section 2.2.2 or 2.2.3; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) except in the case of any interest period of seven days, any Interest Period for a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) effect to such selection, the aggregate principal amount of all Loans having Interest Periods ending after any date on which an installment of the Loans is scheduled to be repaid would exceed the aggregate principal amount of the Loans scheduled to be outstanding after giving effect to such repayment.

“Lender” means (a) each Person identified as a “Lender” on the signature pages hereof, (b) each Person that becomes a party hereto pursuant to an Assignment Agreement, (c) each Person that becomes a Party hereto pursuant to Section 2.3 and (d) the respective successors and assigns of the foregoing.

“Loan” means an Initial Loan or an Incremental Term Loan.

“Required Lenders” means Lenders having aggregate Total Percentages of more than 50%.

2.2 Additional Definitions. Section 1.1 is amended to add the following definitions in proper alphabetical sequence:

“Add-On Lender” means any Incremental Lender that is the holder of an Add-On Loan.

“Add-On Loans” – see Section 2.1.

“Add-On Percentages” means, as to any Add-On Lender, the percentage that (a) the outstanding principal amount of such Lender’s Add-On Loan is of (b) the aggregate outstanding principal amount of all Add-On Loans.

“Initial Lender” means any Lender that is the holder of an Initial Loan.

“Initial Loans” – see Section 2.1.

“Initial Percentages” means, as to any Initial Lender, the percentage that (a) the outstanding principal amount of such Lender’s Initial Loan is of (b) the aggregate outstanding principal amount of all Initial Loans. The Initial Percentage of each Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.1.

“Total Percentage” means, as to any Lender, the percentage that (a) (i) the outstanding principal amount of the Initial Loans of such Lender plus (ii) the outstanding principal amount of the Incremental Term Loans of such Lender is of (b) (i) the sum of the aggregate outstanding principal amount of all Initial Loans plus (ii) the sum of the aggregate outstanding principal amount of all Incremental Term Loans.

2.3 Term Loans. Section 2.1 is amended in its entirety to read as follows:

2.1 Commitments. Subject to the terms and conditions of this Agreement, (a) each Initial Lender, severally and for itself alone, agrees to make a term loan (each an “Initial Loan”) to the Borrower on the Effective Date in an amount not to exceed such Initial Lender’s Initial Percentage of the $225,000,000 aggregate amount of the Initial Loans and (b) each Add-On Lender, severally and for itself alone, agrees to make an Incremental Term Loan (each an “Add-On Loan”) to the Borrower on the First Amendment Effective Date in an amount not to exceed such Add-On Lender’s Add-On Percentage of the $120,000,000 aggregate amount of the Add-On Loans. Loans that are repaid may not be reborrowed.

2.4 Groups of Loans. The last sentence of Section 2.2.1 is amended in its entirety to read as follows:

All borrowings, conversions and repayments of Loans shall be effected so that (i) each Initial Lender will have a pro rata share (according to its Initial Percentage) of all types and Groups of Initial Loans and (ii) each Add-On Lender will have a pro rata share (according to its Add-On Percentage) of all types and Groups of Add-On Loans.

2.5 Amortization. Section 6.1 is amended in its entirety to read as follows:

6.1 Repayment of Loans. The Loans shall be repaid in installments on the last day of each Fiscal Quarter beginning (a) in the case of the Initial Loans, with the first full Fiscal Quarter after the Effective Date in amounts equal to 1.0% per annum of the principal amount of the Initial Loans and (b) in the case of the Add-On Loan, with the first full Fiscal Quarter after the First Amendment Effective Date in amounts equal to 1.0% per annum of the principal amount of the Add-On Loans made on the First Amendment Effective Date, in each case with a final installment payable on the Maturity Date in an amount equal to the then unpaid principal balance of the Loans. Each such installment shall be applied to repay the (i) the Initial Loans of the Initial Lenders according to their respective Initial Percentages and (ii) the Add-On Loans of the Add-On Lenders according to their respective Add-On Percentages.

2.6 Pro Rata Treatment. Section 6.2.4 is amended in its entirety to read as follows:

6.2.4 Pro Rata Treatment. All payments (including prepayments) pursuant to this Section 6 shall be applied to pay the Loans of the Lenders ratably in accordance with their Total Percentages.

2.7 Waiver; Amendments. Section 14.1 is amended to replace the term “Applicable Percentage” with the term “Total Percentage” in each place it appears therein.

SECTION 3 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Administrative Agent, the Arrangers and the Lenders that, immediately before and upon the effectiveness hereof:

3.1 Representations and Warranties. Each representation and warranty set forth in Section 9 of the Loan Agreement (other than those that speak as of a particular earlier date) is and will be true and correct in all material respects, with the same effect as if made on such date.

3.2 Default. No Event of Default or Unmatured Event of Default will exist or result from the Add-On Loans.

3.3 Material Adverse Effect. (i) Since December 31, 2014, there has been no event that constitutes or would reasonably be expected to have a Material Adverse Effect and (ii) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 4 EFFECTIVENESS. This Amendment shall become effective, as of the date first written above, when each condition precedent set forth in this Section 4 has been satisfied (the “Amendment Effective Date”).

4.1 Receipt of Documents. The Administrative Agent shall have received all of the following documents, each dated the date hereof or such other date as shall be acceptable to the Administrative Agent, and each in form and substance satisfactory to the Administrative Agent:

(a) Amendment. Counterparts hereof signed by the Borrower, the Administrative Agent and the Add-On Lenders.

(b) Confirmation. A Confirmation substantially in the form of Exhibit A signed by each Loan Party.

(c) Incremental Term Loan Request. An Incremental Term Loan Request in the form of Exhibit J to the Loan Agreement signed by the Borrower.

(d) Payoff of Debt. Evidence of repayment in full of all indebtedness of the Additional Loan Parties listed on Exhibit D of the First Amendment (as defined below), the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(e) Liens on Collateral. Evidence that all filings necessary to perfect the Collateral Agent’s Lien on the Additional Collateral and the corn oil production assets transferred by the Additional Loan Parties to Green Plains Corn Oil LLC have been duly made and the Collateral Agent shall have a first priority perfected security interest in the Additional Collateral and such corn oil production assets, subject to Permitted Liens.

(f) Resolutions. Certified copies of resolutions of the Governing Body of the Borrower authorizing or ratifying the execution, delivery and performance by such Person of each Loan Document to which it is a party.

(g) Real Estate Matters. An amendment to each Mortgage in existence prior to the First Amendment Effective Date, together with a title insurance date down endorsement and such other documents related to real estate subject to a Mortgage as the Administrative Agent may reasonably request.

(h) First Amendment. Evidence that the Consent and First Amendment to Term Loan Agreement dated as of June 11, 2015 (the “First Amendment”) among the Borrower, the Joint Lead Arrangers and the Administrative Agent is effective.

(i) Consents, etc. Certified copies of all documents evidencing any necessary corporate (or other similar) action, consents and governmental approvals (if any) required for the execution, delivery and performance by each Loan Party of the each Loan Document to which it is a party.

(j) Total Leverage Ratio. A certificate signed by a Responsible Financial Officer of the Parent containing a computation evidencing that after giving effect to the Add-On Loans, the pro forma Total Leverage Ratio does not exceed 3.00 to 1.00.

4.2 Opinion Letter. An opinion letter of (i) Husch Blackwell LLP, counsel to the Loan Parties and (ii) each local counsel to the Additional Loan Parties requested by the Administrative Agent and BMO Capital Markets, in each case, addressed to the Lenders and the Agents.

SECTION 5 MISCELLANEOUS.

5.1 All-In Yield Acknowledgement. The parties hereto acknowledge and agree that the All-In Yield for the Add-On Loans is 6.625% and that such All-In Yield is not greater than 0.50% over the applicable All-In Yield payable pursuant to the terms of the Loan Agreement.

5.2 Continuing Effectiveness, etc. As herein amended, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Loan Agreement and the other Loan Documents to “Loan Agreement” or similar terms shall refer to the Loan Agreement as amended hereby. Each other Loan Document is hereby ratified, approved and confirmed in each and every respect.

5.3 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment. Delivery of a counterpart hereof, or a signature hereto, by facsimile or by email in .pdf or similar format shall be effective as delivery of a manually-executed original counterpart hereof.

5.4 Incorporation of Loan Agreement Provisions. The provisions of Section 14.8 (Governing Law), Section 14.9 (Severability), Section 14.14 (Forum Selection and Consent to Jurisdiction) and Section 14.15 (Waiver of Jury Trial) of the Loan Agreement are incorporated by reference as if fully set forth herein, mutatis mutandis.

5.5 Successors and Assigns. This Amendment shall be binding upon the Borrower, the Lenders, the Arrangers and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders, the Arrangers and the Administrative Agent and the respective successors and assigns of the Lenders, the Arrangers and the Administrative Agent.

5.6 Loan Document. This Amendment is a Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

GREEN PLAINS PROCESSING LLC

By:	/s/ Jerry Peters
Name:	Jerry Peters
Title:	Chief Financial Officer

Second Amendment to Term Loan Agreement

Signature Page

BNP PARIBAS, as Administrative Agent and as an Add-On Lender

By:	/s/ Karlien Zumpolle
Name:	Karlien Zumpolle
Title:	Director

By:	/s/ William B.Murray
Name:	William B.Murray
Title:	Managing Director

Second Amendment to Term Loan Agreement

Signature Page